EXHIBIT 15.1

To the Supervisory Board and Shareholders of

ASM International N.V.

Versterkerstraat 8

1322 AP

Almere, the Netherlands

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Nos. 033-07111, 033-07109, 333-87262, 033-06184, 033-06185, 033-06186, 033-78628 and 033-93026) of our reports relating to the financial statements of ASM International N.V. and the effectiveness of ASM International N.V.’s internal control over financial reporting dated March 28, 2012, appearing in the Annual Report on Form 20-F of ASM International N.V. for the year ended December 31, 2011.

/s/ Deloitte Accountants B.V.

Deloitte Accountants B.V. Amsterdam, the Netherlands March 28, 2012